Code of Ethics

This code of ethics has been adopted by the board of trustees (“Board”) for the Azzad Funds. This code of ethics has also been adopted by the investment adviser, Azzad Asset Management, (“AAM”) for the purpose of promoting:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with or submits to, the SEC and in other public communications made by the Trust or Adviser;

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Compliance with applicable laws and governmental rules and regulations;

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The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

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Accountability for adherence to the Code.

It is the responsibility of all AAM employees to ensure that AAM conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. AAM has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. AAM must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

Over the last few years, the ability to share information has become so rapid that rumors can cause untold damage to a company’s reputation and stock prices. AAM employees are prohibited from engaging in inappropriate stock rumors including engaging in any online chats about public companies.

A. Fiduciary Duty

This Code of Ethics is based on the principle that directors, officers and employees (this includes IARs under Azzad’s compliance supervision but, for IRS purposes, independent contractors) of Azzad Asset Management (“AAM”) have a fiduciary duty to place the interests of clients and shareholders ahead of their own. Employees may not, in any respect, take advantage of client transactions. Employees must avoid taking inappropriate advantage of their position. It is imperative that we avoid activities, interests and relationships that may interfere with making decisions in the best interests of our clients.

It is also imperative that employees conduct all their personal securities transactions in full compliance with this Code including both the preclearance and reporting requirements. Employees must not use material non public knowledge of portfolio transactions made or contemplated for the Azzad Funds (or the adviser’s other portfolios or strategies) to profit or cause others to profit in contemplation of the market effect of such transactions. Although this Code cannot possibly cover every circumstance that may arise, doubtful situations should be resolved in favor of clients whenever possible. AAM expects that each individual’s conduct must depend upon his/her sense of fiduciary obligation to clients.

All records and reports created or maintained pursuant to this Code are intended solely for AAM’s internal use, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

All AAM directors, officers and employees are expected to (i) fully comply with all applicable federal securities laws, state and local laws; and (ii) immediately report any violations of this Code to the Chief Compliance Officer (“CCO”): Ms. Manal Fouz.

B. Definitions

Access Persons: According to the Investment Company Act definition, an Access Person includes:

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any officer of AAM

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any employee of AAM who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

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Any natural person in a control relationship to AAM who obtains information concerning recommendations regarding the purchase or sale of a security for an AAM managed mutual fund.

The current positions at AAM deemed to be “Access Persons” are: directors, officers, analysts and others involved in making recommendations to portfolio managers, and any employee who has direct contact with AAM’s clients and/or receives advance notice of contemplated portfolio transactions. All other employees are considered Non-Access Persons; unless notified otherwise by AAM.

*All AAM employees whether Access Persons or Non-Access Persons are required to abide by this Code of Ethics Policy including the pre-clearance and reporting requirements.

Advisory Client: Any client for which AAM serves as investment advisor, or any person or entity for which AAM renders investment advice or makes investment decisions.

Shareholders: Refers to clients who have purchased shares of the Azzad Funds.

Beneficial Ownership: Any securities accounts of a spouse, minor children and relatives resident in the employee’s house. Some common examples of beneficial ownership include joint accounts, UGMA/UTMA accounts and controlling interests in corporations. If an employee is uncertain about whether he/she has beneficial ownership of an account, the employee should check with his/her Preclearance Officer.

However, when an employee has a substantial measure of influence or control over an account, but not direct or indirect beneficial ownership (i.e. When he/she serves as trustee for a nonfamily member or manages or assists in managing a charitable account), the rules set forth in this Code of Ethics do not apply. However, the employee will continue to conduct his/her transactions in conformity with the spirit of these rules.

Securities: Means any shares of any publicly traded company (stocks), including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and closed-end and open-end mutual funds, including the Azzad Funds. The term securities does not encompass direct obligations of the US Government, bank certificates of deposit, money market funds, commercial paper and other high quality short-term debt instruments.

Azzad Funds or Funds: Includes the Azzad Ethical Fund and the Azzad Wise Capital Fund.

Preclearance Officer: means the person designated as the Preclearance Officer, Ms. Manal Fouz. For Ms. Manal Fouz, Mr. Jamal Elbarmil serves as Preclearance Officer.

C. Disclosure of Personal Holdings

The CCO shall review and explain the Code of Ethics to new employees. Within 10 business days of beginning employment with AAM, all newly hired employees must (1) make full disclosure on the Personal Securities Holdings Form all brokerage accounts and all publicly-traded securities beneficially owned by the employee or members of the employee’s immediate family (include copies of recent account statements); (2) provide a written acknowledgement of receipt of this Code of Ethics and any amendments by signing and completing the Initial Compliance Certification Form; and (3) request that their brokerage, mutual fund or other trustee firm forward duplicate copies of all trade confirmations and account statements to the CCO.

Within thirty days after the end of each calendar quarter, all employees shall disclose on the Personal Securities Holdings Form all brokerage accounts and all publicly traded securities beneficially owned by the employee or members of the employee’s immediate family (including copies of recent account statements). The form should include a report of all personal securities holdings and transactions, including any transactions in the Azzad Funds.

AAM employees must inform the CCO in writing that they intend to open a brokerage account. They must also request that duplicate copies of trade confirmations and statements be directly mailed to the CCO or her designee.

Immediate family: Persons who reside in the same household as the individual

D. Preclearance

No AAM employee may purchase or sell shares of any security without the prior written approval of the Preclearance Officer. An employee must complete a Trade Authorization Request for Access Persons Form and submit the completed form to the Preclearance Officer. The Preclearance Officer shall review the request and, as soon as reasonably practicable, determine whether to approve the request. All trade requests are kept confidential. The approval shall remain valid for three trading days.

The following transactions are exempt from Preclearance:

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Preclearance approval is not required for the purchase or sale of shares of any mutual funds, but such transactions must be included in the quarterly disclosure reports required of Access Persons.

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Securities transactions in which neither the employee nor his/her immediate family member knows of the transaction prior to its completion (i.e. Discretionary trades involving an investment club in which the employee is neither consulted nor advised of the trade before its execution);

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Any acquisition of securities through stock dividends, dividend re-investments, stock splits and other similar corporation reorganizations or distributions

Prohibited Transactions:

The following securities transactions are prohibited and will not be authorized by the Preclearance Officer absent exceptional circumstances:

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Initial Public Offerings. Any purchase of securities in an initial public offering (other than a new offering of a registered open-end investment company);

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Limited Offerings. Any prior approval of an acquisition of securities in a limited offering (such as a private placement) will take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders or other client, and whether the opportunity is being offered to an individual by virtue of his or her position with AAM.

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Short Sales and Options. No approvals will be given for short sales and options trading. However, where any such option is held by a member of an employee’s family, approval may be given provided there is no conflict with the interests of the Funds or other AAM clients and at the sole discretion of the Preclearance Officer.

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Short-swing trades. No Access Person may purchase then sell, or sell then repurchase, any security within 10 calendar days. The Preclearance Officer may, for good cause shown, permit a short-swing trade, but shall record the reasons and grant of permission with the records of the Code.

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Conflicting Trades. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect beneficial ownership, if the person knows at the time of the transaction that the security is being purchased or sold for any client for a period of 5 business days from such transaction. Investment opportunities are to be given to clients first and foremost. Access persons may purchase or sell the same securities traded for clients at least 5 business days after the trade.

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General Standards. In granting approval, the Preclearance Officer may consider the extent to which the employee has access to pending investment decisions, the number of transactions already approved for an employee within the past six months, whether the employee has made unreasonable use of the Company’s resources during business hours in arriving at person investment decisions, and any other factors, that are, in the opinion of the Preclearance Officer, pertinent to the matter.

E. Annual Certification of Compliance with the Code of Ethics & Annual Securities Holding Report

Each year the Compliance Officer: Manal Fouz will conduct an annual meeting with employees to review the Code. All employees shall certify annually that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all securities transactions required to be disclosed or report pursuant to the requirements of this Code and that they will continue to remain in full compliance with the Code by signing the Annual Compliance Certification Form. In addition, employees will complete an Annual Securities Holdings Report. On an Annual basis, the employee must verify the composite holdings. This cannot be satisfied by trade confirmations or account statements on file at the firm.

F. Other Fiduciary Duties

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Gifts: The purpose of business gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift should ever be offered, given, provided or accepted by any employee in connection with AAM’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value (over $100), (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations. All gifts received by Azzad employees must be disclosed to CCO within 14 days of receipt.

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Entertainment: No entertainment should ever be offered, given, provided or accepted by any employee in connection with AAM’s business unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety. All entertainment received by Azzad employees must be disclosed to CCO within 14 days of receipt.

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Political Contributions: Employees shall not make political contributions in excess of $100; this includes both federal and state political campaigns in the United States. All political contributions made by Employees should be reported to CCO within 14 days.

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Service as a Director: No employee shall serve as a director or trustee on the board of any non charitable or commercial company not affiliated with AAM absent prior written authorization of the Preclearance Officer. The Preclearance Officer would have to determine if that board service would be consistent with the interests of AAM clients and Azzad Funds shareholders.

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Brokerage accounts. No Employee may, directly or indirectly, have an interest in any brokerage or trading account without obtaining prior permission from the Preclearance Officer.

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Insider Trading: AAM has an insider trading policy and expects all employees to fully abide by its rules.

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Sanctions: If the Preclearance Officer determines that an employee has committed a violation of the Code, she may impose sanctions and take other actions as she deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of employment. The employee may also be asked to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code.

G. Monitoring, Reporting and Disclosure

1. At least quarterly, the CCO shall review employees’ quarterly Personal Securities Holdings Forms, Trade Authorizations, and Account Statements. The CCO will investigate all apparent violations of this Code and will prepare a report if any violations are discovered. [Jamal Elbarmil shall conduct the same for the CCO]

2. At least annually, the CCO shall prepare and submit a written report to the Azzad Funds board that:

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Describes any issues arising under this Code since the last report to the board, including, but not limited to, information about material violations of the Code or procedures, and sanctions imposed in response to the material violations;

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Describes any waivers granted during the period; and

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Certifies that AAM has adopted procedures reasonably necessary to prevent violations of this Code.

If there are material changes to the Code, AAM shall submit such changes to the board at the next board meeting for its approval.

3. Additional Disclosure. This Code shall be filed with the SEC as an Appendix to the registration statement of each Azzad Fund1. There will be disclosure on AAM’s Form ADV Part II and in the Funds’ prospectuses or their statements of additional information that 1.) AAM has a code of ethics; and 2.) Subject to certain limitations, AAM employees are permitted to invest in securities for their own accounts and 3.) The Code is available on public file at www.sec.gov and available upon request from AAM or the SEC.

H. Reporting of Code Violations

All employees must report, promptly, any violations of this Code of Ethics to AAM’s chief compliance officer (Ms. Manal Fouz) or her designee (Mr. Jamal Elbarmil). All reports will be treated confidentially to the extent permitted by law and investigated promptly. Failure to do so is itself a violation of this Code.

Procedures

The CCO is responsible for ensuring adequate supervision over the activities of all persons who act on AAM’s behalf. To ensure compliance with AAM’s Code of Ethics, the following procedures must be followed:

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A Personal Securities Holdings Form must be completed and attached to recent account statement(s). Such statements must include all trade transactions made during the quarter. New employees must deliver this form within 10 business days after date of employment. Thereafter, all employees must deliver no later than 30 days after each calendar quarter or will be found in violation of the Code of Ethics and SEC rules and regulations. An Annual Securities Holdings Form shall be completed by December 31. The CCO is responsible for reviewing all such transactions.

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A Trade Authorization Request for Access Persons must be completed, signed and preapproved by the Preclearance Officer. After approval, employee must conclude his/her request within 3 trading days. After three trading days, this approval will be invalid. Preclearance approval is not required for the purchase or sale of shares of any mutual funds, but such transactions must be included in your quarterly securities reports.

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An Initial Compliance Certification Form must be given to new employees and signed within 10 days of employment.

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An Annual Compliance Certification Form must be given to each employee and signed annually.

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A Code of Ethics Report to the Azzad Funds’ Board of Directors must be completed by the CCO and the report must be delivered to the funds’ board of directors at the Funds’ quarterly meeting.

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The CCO will review AAM’s Code of Ethics policy annually and make any changes deemed necessary.

Code of Ethics & Azzad Funds

Rule 17j-1(c) (2) (ii) of the IC Act states that no less frequently than annually, every fund and its investment adviser(s) and principal underwriters must furnish to the fund’s board of directors, and the board of directors must consider, a written report that:

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Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

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Certifies that the fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Any sub adviser (if applicable) for the Azzad Funds must provide written reports to the board [Code of Ethics Report] containing the information specified in items 1 and 2 above at the board’s quarterly fund meetings. In addition, AAM must provide written reports to the board containing the information specified in items 1 and 2 above at the board’s quarterly fund meetings. Of course, the board’s minutes should reflect this review.

Amendments

This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of each Board member, including a majority of its independent Trustees.

Updated: May 8, 2012

Footnotes

1 Item 2 of Form N-CSR requires a registered management investment company to disclose annually whether, as of the end of the period covered by the report, that company has adopted a code of ethics that applies to access persons. The registrant also must a. file with the SEC a copy of such code as an exhibit to its annual report; b. post the text of the code on its internet website and disclose, in its annual report, its internet address, and the fact that it has posted the code on its website or c. undertake in its most recently filed semi-annual report on Form N-CSR to provide to any person without charge, upon request, a copy of the code and explain the manner in which this request may be made. Disclosure also is required of amendments to, or waivers (including implicit waivers) from, a provision of the code in the registrant’s annual report on Form N-CSR or on the registrant’s website. If the registrant intends to satisfy the disclosure requirement by posting this information on its website, the registrant will be required to disclose its internet address and such intention.